UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Tollgrade Communications, Inc.

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June 25, 2009
Dear Fellow Tollgrade Shareholder:
IMPORTANT NEWS!
     We want to share with you some recent news that we are very excited about. As described in the press release printed inside, we recently appointed Edward H. Kennedy to your Board of Directors. Mr. Kennedy has over 25 years of experience in the telecommunications industry including tenures as the President of Tellabs’ North American operations and, prior to that, as the Chief Executive Officer, President and Co-Founder of Ocular Networks until its sale to Tellabs. His appointment will enhance the telecom industry expertise on the Tollgrade Board as well as increase the number of independent directors from six to seven.
     The addition to your Board of an independent director with deep operating expertise in the telecom sector is just the latest evidence of our ongoing commitment to transform Tollgrade and position it for sustainable growth. The addition of Mr. Kennedy to your Board is a result of the comprehensive search process that we initiated a number of months ago to identify highly qualified telecom industry experts with deep operating experience who would be appropriate candidates for your Board. Given Mr. Kennedy’s years of telecom industry experience and technological expertise, as well as his experience as a business executive and a public company board member, we expect him to be a tremendous resource to Tollgrade as we refocus Tollgrade’s core business by emphasizing our service assurance offerings to the telecom market and position Tollgrade for long-term growth, a return to profitability, market leadership and increasing returns for investors.
     Our good fortune in being able to attract such a highly qualified and very experienced candidate to your Board is further evidence that Tollgrade is continuing to make significant and substantial progress as we continue our transformation.
YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY
     Please vote your shares on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. On behalf of your Board of Directors, we thank you for your continued support of Tollgrade.
Sincerely,

Joseph A. Ferrara
Chairman of the Board of Directors, President and
Chief Executive Officer

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
Tollgrade Appoints Telecom Industry Veteran Edward H. Kennedy to its Board of Directors
Appointment Enhances Board’s Independence and Industry Expertise
PITTSBURGH, June 24, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading provider of network service assurance to the telecommunications industry, today announced that veteran telecom executive Edward H. Kennedy has been appointed by the Tollgrade Board as its newest independent director. The addition of Mr. Kennedy, approved unanimously by the Company’s Board of Directors, expands the Tollgrade Board to eight members, with seven independent directors. His appointment is effective immediately for a term expiring at the 2010 Annual Meeting of Shareholders.
Mr. Kennedy has more than 25 years of global executive experience in the telecommunications industry and has served as a director on various telecom company boards. He is recognized in the Washington, DC-area technology community as a visionary leader who has successfully founded and operated several leading-edge firms. Currently, Mr. Kennedy is CEO, President and Chairman of Rivulet Communications, Inc., a leading edge medical video networking company that enables medical, government and enterprise customers to effectively transport high-bandwidth, mission-critical and real-time applications over existing IP networks.
He is perhaps best known as the CEO, President and Co-Founder of Ocular Networks, Inc., a provider of next generation optical networking technologies, a company that was acquired by Tellabs, Inc. in 2002 for $355 million, and was acknowledged by several trade organizations as one of the most successful deals that year. Following this successful company sale within two years from its inception, Mr. Kennedy joined Tellabs and served as President of Tellabs $600 million North American business division and Executive Vice President of Tellabs until 2004. He held various executive positions at leading telecom equipment companies, including Alcatel and Newbridge Networks Corporation. Most recently, he worked in an advisory role with Columbia Capital, a premier venture capital investment firm.
Mr. Kennedy also currently serves on the boards of Hatteras Networks, Inc. and Imagine Communications, Inc. He previously served on the board of Visual Networks, a publicly-traded, Nasdaq-listed company until its acquisition by Fluke Networks, a division of Danaher Corporation. He holds a Bachelor of Science degree in electrical engineering from Virginia Polytechnic Institute and State University.
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“The addition of Edward Kennedy to the Tollgrade Board reflects our Board’s commitment to enhancing our telecom industry expertise and the role of independent directors on our Board,” said Robert W. Kampmeinert, independent lead director of Tollgrade’s Board. “This appointment demonstrates our commitment to enhancing our Board composition with highly qualified, experienced, and independent candidates that are committed to acting in the best interests of all shareholders.”
“As a highly regarded and very experienced executive in the telecom sector, Mr. Kennedy is uniquely qualified to serve on our Board,” said Joseph Ferrara, Tollgrade’s Chairman, President and CEO. We expect him to be a tremendous resource to Tollgrade as we continue the transformation of Tollgrade and position the Company for long-term growth, a return to profitability and increasing value for investors,” added Ferrara.
Mr. Kennedy’s appointment to the Tollgrade Board marks another milestone achieved in the execution of a comprehensive strategic plan to transform the Company and position it for sustainable growth. In 2008, the Board retained the investment banking firm of Needham & Company to help evaluate a range of strategic alternatives to enhance shareholder value. As part of this process, the Board was also unanimous in its view that Tollgrade would benefit from the addition of independent directors with deep experience in the telecom sector. The Board retained CT Partners, a nationally-recognized executive search firm, to assist in identifying candidates. Mr. Kennedy is the first candidate selected through this process to join the Board, and the Company anticipates adding additional expertise to the Board in the future.
Also from this process, the Board developed a comprehensive strategic plan to refocus Tollgrade’s business by emphasizing its service assurance offerings to the telecom market and has already executed on a number of fronts to enhance shareholder value, including selling off non-core assets such as the Company’s cable product line in May 2009 as it did not support the refocused growth strategy. Other results from refocusing efforts to date include: bolstering cash reserves, streamlining operations and reducing corporate overhead, winning a new major multiyear managed services contract, and making key management changes to strengthen the leadership and functional expertise needed to executive the Company’s growth strategy.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

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